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                                                                    EXHIBIT 99.1


CONTACT: MARION INGRAM                                 PHONE: 931-380-2265
COMMUNITY FIRST BANK & TRUST                           FAX: 931-388-3188
501 S. JAMES CAMPBELL BLVD
COLUMBIA, TENNESSEE 38401

FOR IMMEDIATE RELEASE

NEWS RELEASE


COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS; ANNOUNCES FIRST DIVIDEND

ASSETS GROW TO $349.1 MILLION

            Community First, Inc., the holding company for Community First Bank & Trust, reported net income of $621,000 for the quarter ended March 31, 2006. The first quarter 2006's net income compares to $586,000 for the same period in 2005. Earnings per share for the same period of 2006 and 2005 were $.22 and $.20, representing a 10% increase. Net interest income increased from $2.2 million for the quarter ended March 31, 2005 to $2.9 million for the quarter ended March 31, 2006.

            Total assets grew to $349.1 million as of March 31, 2006, up $20.2 million, or 6.1%, from the $328.8 million reported as of December 31, 2005. Loans as of March 31, 2006 were $283.0 million, or 9.1% higher than the $259.4 million reported at December 31, 2005. Total deposits increased to $298.1 million for the quarter ended March 31, 2006, compared to $286.2 million reported at December 31, 2005.

"We are extremely pleased with our asset growth in the first quarter of 2006," said Marc R. Lively, President and CEO of Community First. "With the additional loan volume of Williamson and Rutherford Counties, the bank has outperformed where we were this time last year. 2005 represented the largest 12 month growth period since our inception almost seven years ago. We anticipate maintaining a rapid growth rate for 2006 as we cultivate relationships in our new markets."

ANNOUNCEMENT OF DIVIDEND

Community First, Inc., also announced a shareholder dividend of $0.20 per share for shareholders of record as of April 18, 2006 expected to be paid on April 24, 2006. This is the first cash dividend paid by Community First, Inc. "We truly appreciate our customers' support," commented Lively. "We have experienced a great history of growth and financial success and want to give back to our shareholders who believe in our commitment to community banking."

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County and a loan production office in Williamson County covering Williamson and Rutherford Counties. The Company operates 11 ATMs in Maury County and two in Williamson County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company's ability to successful expand into Williamson County, changes in the economic conditions in the Company's market areas, regulatory and legislature changes, competition in the Company's market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.